Exhibit 10.1

METASTAT, INC.
ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into on April 12, 2013 (the “Effective Date”) by and between MetaStat, Inc. (the “Company”) and David Epstein, Ph.D. (“Advisor”).  The Company and Advisor are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

A.           The Company desires assurance of the association and services of Advisor in order to retain Advisor’s experience, skills, abilities, background and knowledge, and is willing to engage Advisor’s services on the terms and conditions set forth in this Agreement.

B.           Advisor desires to provide services to the Company and is willing to accept such engagement on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Services.

1.1 Title.  Effective as of the Effective Date, Advisor’s position shall be to provide strategic and operational guidance as Head of Drug Development / Director, subject to the terms and conditions set forth in this Agreement.  The Advisor shall be appointed as a member of the Company’s Board of Directors (“Board”) as soon as practicable following the Effective Date, subject to any corporate actions that may be required by the Company to effectuate such appointment to the Board.

1.2 Independent Contractor.  Advisor shall be deemed at all times to be an independent contractor and shall be wholly responsible for the manner in which the services are performed pursuant to this Agreement.  Nothing contained in this Agreement shall be construed as creating the relationship of employer and employee between Advisor and the Company.

1.3 Term.  The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.4 Duties.  Advisor shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Head of Drug Development / Director.  Advisor shall provide advice to the Company’s Chief Executive Officer and to the Chairman of the Board.

1.5 Policies and Practices.  The relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Board, or any designated committee thereof.  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.6 Location.  Unless the Parties otherwise agree in writing, during the Term Advisor shall perform the services that he is required to perform pursuant to this Agreement from Huntington, New York and/or Singapore, provided, however, that the Company may from time to time require him to travel temporarily to other locations in connection with the Company’s business.

2. Loyalty; Noncompetition; Nonsolicitation.

2.1 Loyalty.  During Advisor’s engagement by the Company, Advisor shall devote up to 30 hours per month, or 360 hours per year, of business energy, interest, and productive time to the proper and efficient performance of Advisor’s duties under this Agreement.  The Company acknowledges that the Advisor will have primary employment outside the Company and that the remainder of his business time shall be devoted to Advisor’s primary employment.  Notwithstanding the foregoing, except as otherwise agreed to in writing, Advisor shall have the right to perform such incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations, and (d) his service on the board of directors (or comparable body) of third-party corporate entities that are not a Competitive Entity (as defined in Section 2.3), so long as these activities do not interfere with Advisor’s duties hereunder and that Advisor obtains prior Company consent, which consent will not be unreasonably withheld.

2.2 Agreement not to Participate in Company’s Competitors.  During the Term, Advisor agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Advisor to be a Competitive Entity (as defined in Section 2.3 below).  Advisor’s activities associated with his university or medical school employment, and the ownership by Advisor, in professionally managed funds over which the Advisor does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

2.3 Covenant not to Compete.  During the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Advisor shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are related to Mena (and all of its isoforms) in connection with cancer diagnostics, therapeutics, drug development or biomarkers (a “Competitive Entity”), except with the prior written consent of the Board.  For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.4 Nonsolicitation.  During the Restricted Period, Advisor shall not:  (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.5 Acknowledgements.  Advisor acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Advisor shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company.  Advisor agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Advisor pursuant to this Agreement.  If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3. Compensation of the Advisor.

3.1 Fees.  The Company shall pay to Advisor fees of $250.00 per hour (the “Fees”), payable in regular periodic payments in accordance with the Company’s normal payroll practices.  Fees shall be prorated for any partial year of service on the basis of a 365-day fiscal year.  Fees shall be paid by the Company directly to Advisor or an entity designated in writing by Advisor.

3.2 Issuance of Common Stock.  Promptly following the Effective Date, the Company shall issue to the Advisor 100,000 restricted shares of the Company’s common stock (the “Common Stock”).  In addition, upon the achievement of each of the milestones set forth on Exhibit B attached hereto, the Company shall issue an additional 200,000 shares of Common Stock, subject to Advisor’s continued service with the Company.

3.3 Expense Reimbursements. The Company will reimburse Advisor for all reasonable business expenses Advisor incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty days after the end of the calendar month following the month in which such expenses were incurred by Advisor; provided that Advisor supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Advisor.

4. Termination.

4.1 Termination by the Company.  Advisor’s service with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1 Termination by the Company for Cause.  The Company may terminate Advisor’s service under this Agreement for “Cause” (as defined below) by delivery of written notice to Advisor.  Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2 Termination by the Company without Cause.  The Company may terminate Advisor’s service under this Agreement without Cause at any time and for any reason, or for no reason.  Such termination shall be effective on the date Advisor is so informed, or as otherwise specified by the Company.

4.2 Termination by Resignation of Advisor.  Advisor’s service with the Company is at will and may be terminated by Advisor at any time and for any reason, or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3 Termination for Death or Complete Disability.  Advisor’s service with the Company shall automatically terminate effective upon the date of Advisor’s death or Complete Disability (as defined below).

4.4 Termination by Mutual Agreement of the Parties.  Advisor’s service with the Company may be terminated at any time upon a mutual agreement in writing of the Parties.  Any such termination of service shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability.  If, during the Term of this Agreement, Advisor’s service shall be terminated by death or Complete Disability, the Company shall pay to Advisor, his estate, or his heirs, as applicable, any Fees owed to Advisor and expenses reimbursement amounts owed to Advisor.  In addition, subject to Advisor (or his estate or heirs, as applicable) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may later be specified by the Company) (the “Release”) within the time period specified therein, and allowing the Release to become effective in accordance with its terms, then Advisor, his estate, or his heirs, as applicable, shall also be entitled to continuation of Advisor’s salary (at the Fee in effect at the time of termination) for a period of ninety (90) days following the termination date.  Payments of Fees will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.5.2 Termination For Cause or Resignation without Good Reason.  If, during the Term of this Agreement, Advisor’s service is terminated by the Company for Cause, or Advisor resigns his service hereunder without Good Reason, the Company shall pay Advisor any Fees owed to Advisor and expenses reimbursement amounts owed to Advisor.  The Company shall thereafter have no further obligations to Advisor under this Agreement, except as otherwise provided by law.

4.5.3 Termination Without Cause or Resignation For Good Reason Not In Connection with a Change of Control.  If the Company terminates Advisor’s service without Cause, or if Advisor resigns for Good Reason, at any time other than upon the occurrence of, or within the six (6) months following, the effective date of a Change of Control (as defined below), the Company shall pay Advisor any Fees owed to Advisor and expenses reimbursement amounts owed to Advisor.  In addition, subject to Advisor furnishing to the Company an executed Release within the time period specified therein, and allowing the Release to become effective in accordance with its terms, Advisor shall be entitled to severance in the form of continuation of his salary (at the Fee in effect at the time of termination) for a period of twelve (12) months following the termination date.  These payments will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.5.4 Termination Without Cause or Resignation For Good Reason In Connection with a Change of Control.  If the Company terminates Advisor’s service without Cause, or if Advisor resigns for Good Reason, upon the occurrence of, or within the six (6) months following, the effective date of a Change of Control, the Company shall pay Advisor any Fees owed to Advisor and expenses reimbursement amounts owed to Advisor.  In addition, subject to Advisor furnishing to the Company an executed Release within the time period specified therein, and allowing the Release to become effective in accordance with its terms, then Advisor shall be entitled to severance in the form of continuation of his salary (at the Fee in effect at the time of termination) for a period of ninety (90) days following the termination date.  Payments of Fees will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.6 Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability.  A termination for “Complete Disability” shall occur:  (i) when the Board has provided a written termination notice to Advisor supported by a written statement from a reputable independent physician to the effect that Advisor is or shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his service under this Agreement by reason of such physical or mental illness or injury; or (ii) upon rendering of a written termination notice by the Board after the Board determines, in its sole and complete discretion, that Advisor has been unable to substantially perform his job duties hereunder for sixty (60) or more consecutive days, or more than one hundred and twenty (120) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury.  For purposes of this Section, at the Company’s request Advisor agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company.

4.6.2 Cause.  “Cause” for the Company to terminate Advisor’s service hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

(i) The willful failure, disregard or refusal by Advisor to perform his material duties or obligations under this Agreement which, to the extent it is curable by the Advisor, is not cured within thirty (30) days after written notice thereof is given to Advisor by the Company;

(ii) Any willful, intentional or grossly negligent act by Advisor having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any of its Affiliates, including but not limited to, any senior officer, director or Advisor of the Company or any of its Affiliates;

(iii) Willful misconduct by Advisor with respect to any of the material duties or obligations of Advisor under this Agreement, including, without limitation, willful insubordination with respect to lawful directions received by Advisor from the Board which, to the extent it is curable by the Advisor, is not cured within thirty (30) days after written notice thereof is given to Advisor by the Company;

(iv) Advisor’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination, after a reasonable and good-faith investigation by the Company, that the Advisor engaged in some form of harassment or discrimination prohibited by law (including, without limitation, age, sex or race harassment or discrimination);

(vi) Advisor’s material misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or

(vii) Material breach by Advisor of any of the provisions of this Agreement, of any Company policy, and/or of his Proprietary Information and Inventions Agreement.

For purposes of this definition, the Parties agree that any breach of Sections 2 or 5 of this Agreement shall be deemed a material breach that is not capable of cure by Advisor.

4.6.3 Good Reason.  For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Advisor to terminate his service hereunder shall mean the occurrence of any of the following events without Advisor’s consent:

(i) a material reduction by the Company of Advisor’s Fees as initially set forth herein, provided, however, that if such reduction occurs in connection with a Company-wide decrease in Advisor compensation, such reduction shall not constitute Good Reason for Advisor to terminate his service;

(ii) a material breach of this Agreement by the Company; or

(iii) a material adverse change in Advisor’s duties, authority, or responsibilities relative to Advisor’s duties, authority, or responsibilities in effect immediately prior to such reduction.

Provided, however, that, any such termination by Advisor shall only be deemed for Good Reason pursuant to this definition if: (1) Advisor gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Advisor voluntarily terminates his service within thirty (30) days following the end of the Cure Period.

4.6.4 Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii) the dissolution or liquidation of the Company; or

(iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.7 Survival of Certain Sections.  Sections 2, 4, 5, 6, 7, 8, 9, 12, 13, 16, 17 and 19 of this Agreement will survive the termination of this Agreement.

4.8 Parachute Payment.  If any payment or benefit the Advisor would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Advisor’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to Advisor.  Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A (as defined in Section 4.9 below) and then with respect to amounts that are.  In the event that acceleration of compensation from Advisor’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, Advisor agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined in accordance with clause (y) in the preceding paragraph, Advisor will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Advisor and the Company agree on an alternative accounting, law or consulting firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Advisor and the Company within fifteen (15) calendar days after the date on which Advisor’s right to a Payment is triggered (if requested at that time by the Advisor or the Company) or such other time as requested by the Advisor or the Company.

4.9 Application of Internal Revenue Code Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Advisor’s termination of services unless and until Advisor has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Advisor without causing Advisor to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Advisor is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Advisor’s Separation From Service, or (ii) the date of Advisor’s death (such applicable date, the “Specified Advisor Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Advisor a lump sum amount equal to the sum of the Severance Benefit payments that Advisor would otherwise have received through the Specified Advisor Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Advisor shall receive the Severance Benefits described above, if and only if Advisor duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, a separation agreement containing the Company’s standard form of release of claims in favor of the Company (attached to this Agreement as Exhibit A) and other standard provisions, including without limitation, those relating to non-disparagement and confidentiality (the “Separation Agreement”), and permits the release of claims contained therein to become effective in accordance with its terms.  Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Separation Agreement.  Except to the extent that payments may be delayed until the Specified Advisor Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Separation Agreement, the Company will pay Advisor the Severance Benefits Advisor would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Separation Agreement, with the balance of the Severance Benefits being paid as originally scheduled.  All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

5. Confidential And Proprietary Information.

As a condition of engagement Advisor agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (“PIIA”).

6. Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Advisor and Advisor’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of Advisor’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Advisor.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any tie, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7. Notices.

All notices or demands of any kind required or permitted to be given by the Company or Advisor under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

MetaStat, Inc.
8 Hillside Avenue, Suite 207
Montclair, NJ 07042
Attn: Chief Executive Officer

If to Advisor:

David Epstein, Ph.D.
[Intentionally omitted]

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8. Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

9. Integration.

This Agreement, including Exhibit A and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Advisor’s engagement and the termination of Advisor’s services, and supersedes all prior and contemporaneous oral and written agreements or arrangements between the Parties.

10. Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Advisor and the Company.

11. Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13. Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Advisor has been encouraged to consult with, and has consulted with, Advisor’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. Representations and Warranties.

Advisor represents and warrants that Advisor is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Advisor’s execution and performance of this Agreement will not violate or breach any other agreements between the Advisor and any other person or entity.

15. Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

16. Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Advisor’s service with the Company, Advisor and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Advisor’s service, or the termination of that service, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in New York, New York conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for advisor or consultant disputes; provided that the arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Accordingly, Advisor and the Company hereby waive any right to a jury trial.  Both Advisor and the Company shall be entitled to all rights and remedies that either Advisor or the Company would be entitled to pursue in a court of law.  The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee.  The arbitrator shall have the discretion to award attorneys’ fees to the party the arbitrator determines is the prevailing party in the arbitration.  Nothing in this Agreement is intended to prevent either Advisor or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, Advisor and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17. Indemnification.

The Company shall defend and indemnify Advisor in his capacity as Drug Development / Director of the Company to the fullest extent permitted under the Nevada Private  Corporations Law.  The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Advisor, for all actions permitted under the Nevada Private  Corporations Law taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary.  The rights to indemnification shall survive any termination of this Agreement.

18. Trade Secrets Of Others.

It is the understanding of both the Company and Advisor that Advisor shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Advisor’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Advisor any such information.  Consistent with the foregoing, Advisor shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

19. Advertising Waiver.

Advisor agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Advisor’s name and/or pictures of Advisor taken in the course of Advisor’s provision of services to the Company appear.  Advisor hereby waives and releases any claim or right Advisor may otherwise have arising out of such use, publication or distribution.

[Signature page follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

MetaStat, Inc.

By:         /s/ Warren C. Lau
Name:  Warren C. Lau
Its:  President

Dated:  April 12, 2013

Advisor:

/s/ David Epstein
David Epstein, Ph.D.
Dated:  April 9, 2013

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Advisor Agreement effective as of April 10, 2013, to which this form is attached, I, David Epstein, hereby furnish MetaStat, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Advisor Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to my service with the Company, or the termination of that service; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other similar claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the fair employment practices statutes of the state or states in which I have provided services to the Company and/or any other federal, state or local law, regulation or other requirement.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Advisor of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my service with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement.  Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________                                                                        By: __________________
                            David Epstein, Ph.D.

EXHIBIT B

MILESTONES

1.           Completion of an anti-mena drug screen and identification of a chemical “hit” that satisfies pre-specified SAR and selectivity criteria, or completion of a screen against another target owned by the Company that fulfills pre-specified criteria for anti-tumor activity and identification of a chemical “hit” that satisfies pre-specified SAR and selectivity criteria.

2.           Completion of Lead optimization and selection of an IND-track clinical candidate that satisfies pre-specified pharmaceutical and pharmacological criteria.

3.           Initiation of first-in human Phase 1 clinical trial.